Contacts:

John W. Smolak	Scott Tsujita

EVP, CFO & Chief Administrative Officer	SVP Finance, Treasury & Investor Relations

Hypercom Corporation	Hypercom Corporation

602-504-4750	602-504-5161

jsmolak@hypercom.com	stsujita@hypercom.com

FOR IMMEDIATE RELEASE

Phillip J. Riese Elected to Hypercom Corporation Board of Directors
•
Former American Express Group President, Chase Executive
Brings Industry, Marketing Expertise

PHOENIX, November 2, 2004 – Global payment technology leader Hypercom Corporation’s (NYSE: HYC) board of directors has elected Phillip J. Riese, president of RIESE & OTHERS, to the board effective October 27.

“Phillip Riese is a highly distinguished and accomplished senior executive with broad and strong industry and business experience and marketing acumen. He will, we believe, prove invaluable as we move to further advance Hypercom’s market position as the global payment technology leader. We are very pleased to have Phillip and his demonstrated abilities contributing to our Board of Directors,” said Chris Alexander, Chairman and CEO, Hypercom Corporation.

Before establishing RIESE & OTHERS in 1998, Phillip Riese had spent 18 years at American Express where he was President of the Consumer Card Services Group for American Express Travel Related Services Company, Inc. He was responsible for developing, marketing and servicing all charge and credit card products for consumers in the United States. Before being brought into the Card Business in 1990, he had managed a variety of Systems, Customer Service, as well as Marketing, Sales, Risk Management, Data Mining, and Business Development activities at American Express.

He had previously been a Division Executive at the Chase Manhattan Bank, and before that a partner in the consulting firm of M.C. Geffen and Associates in Cape Town, South Africa

As president of RIESE & OTHERS, Mr. Riese has provided advisory and consultancy services to an array of Fortune 500, and private and publicly held mid-cap companies. During this time, Mr. Riese also served as CEO and a director of AirClic Inc., and of OptiMark Technologies.

About Hypercom (www.hypercom.com)

Celebrating 26 years of technology excellence, innovation and leadership, Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-transaction for consumers, merchants and acquirers, and yield increased profitability for its customers.

Widely recognized as the global payment technology innovator, Hypercom delivers complete card payment terminal, network access device, server and transaction networking solutions that help merchants and financial institutions generate revenues and increase profits.

Headquartered in Phoenix, Arizona, Hypercom’s card payment terminal, network and server solutions are leading the transformation of electronic payments in more than 100 countries.

# # #
Hypercom is a registered trademark of Hypercom Corporation.